UNITED STATES
                                     SECURITIES AND EXCHANGE COMMISSION
                                           Washington, D.C. 20549

                                                SCHEDULE 13G

                                  Under the Securities Exchange Act of 1934
                                             (Amendment No. 8)*

                                            Microsemi Corporation
                                        -----------------------------
                                              (Name of Issuer)

                                   Common Stock, par value $.20 per share
                             --------------------------------------------------
                                          (Title of Class of Securities)

                                                  595137100
                                               ---------------
                                               (CUSIP Number)


Check the following box if a fee is being paid with this statment [ ]. (A fee is not required only if filing person: (1)has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of fiver percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwose subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                 Page 1 of 4 Pages

------------------------------                                ------------------
CUSIP NO. 595137100                                           Page 2 of 4 Pages
------------------------------                                ------------------

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Philip Frey, Jr.
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |__|
                                                                     (b) |__|
------------------------------------------------------------------------------
3    SEC USE ONLY
------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------------------------------------------------------------------------
NUMBER        5    SOLE VOTING POWER
OF SHARES          961,472 (includes 184,133 share of Common Stock issuable
BENEFICIALLY       upon conversion of convertible debt securities)
OWNED BY      ----------------------------------------------------------------
EACH          6    SHARED VOTING POWER
REPORTING          0
PERSON        ----------------------------------------------------------------
WITH          7    SOLE DISPOSITIVE POWER
                   961,472 (includes 184,133 share of Common Stock issuable
                   upon conversion of convertible debt securities)
              ----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER
                   0
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              961,472 (includes 184,133 share of Common Stock issuable upon conversion of convertible debt securities)
------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              |---|
------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.7%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              IN
------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 2 of 4 Pages

Item 1(a)  Name of Issuer:
-------------------------

         MICROSEMI CORPORATION

Item 1(b)  Address of Issuer's Principal Executive Offices:
----------------------------------------------------------

         2830 South Fairview Street
         Santa Ana, CA 92704

         Mailing address:

         P.O. Box 26890
         Santa Ana, CA 92799-6890

Item 2(a)  Name of Person Filing:
--------------------------------

         Philip Frey, Jr.

Item 2(b)  Address of Principal Business Office or, If None, Residence:
----------------------------------------------------------------------

         2830 South Fairview Street
         Santa Ana, CA 92704

Item 2(c) Citizenship:
---------------------

         United States

Item 2(d) Title of Class of Securities:
--------------------------------------

         (i)      Common Stock, $.20 par value

Item 2(e) CUSIP Number:
----------------------

         (i)      595137 10 0

Item 3 (Check appropriate box if member of a group):
---------------------------------------------------

         Not Applicable

Item 4 Ownership:
----------------

(a)      Amount Beneficially owned:                               961,472

(b)      Percent of Class:                                          11.7%

(c)      Number of shares as to which such corporation has:

         (i)      sole power to vote or to direct the vote: 961,472

         (ii)     shared power to vote or to direct the vote: 0

         (iii)    sole power to dispose or to direct the disposition of: 961,472

                                                 Page 3 of 4 Pages

         (iv)     shared power to dispose or to direct the disposition of: 0

Item 5 Ownership of Five Percent or Less of a Class:
---------------------------------------------------

         Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another:
---------------------------------------------------------------

         Not Applicable

Item 7 Identification  and  Classification  of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
Security Being Reported on by the Parent Holding the Company:
------------------------------------------------------------

         Not Applicable

Item 8 Identification and Classification of Members of the Group:
----------------------------------------------------------------

         Not Applicable

Item 9 Notice of Dissolution of Group:
-------------------------------------

         Not Applicable

Item 10 Certification:
---------------------

         Not Applicable

Signature:
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:
----

February 5, 1996


Name/Title:                                  ------------------------------
----------                                   Philip Frey, Jr., Individually



                                                 Page 4 of 4 Pages